NOTE – PAYCHECK PROTECTION PROGRAM

SBA Loan #	[redacted]
SBA Loan Name	Rekor Recognition Systems, Inc
Date	5/29/2020 | 9:49 AM EDT
Loan Amount	$652,600.00
Interest Rate	One (1%) Percent
Borrower	Rekor Recognition Systems, Inc
Lender	Newtek Small Business Finance, LLC

1. PROMISE TO PAY:
In return for the Loan, Borrower promises to pay to the order of Lender the amount of **Six Hundred Fifty Two Thousand Six Hundred and 00/100 Dollars ($652,600.00)**, interest on the unpaid principal balance, and all other amounts required by this Note.

2. DEFINITIONS:
"Loan" means the loan evidenced by this Note.
"Loan Documents" means the documents related to this loan signed by Borrower.
"SBA" means the Small Business Administration, an Agency of the United States of America.

3. PAYMENT TERMS:
Initial Deferment Period: No payments are due on this loan for 6 months from the date of first disbursement of this loan. Interest will continue to accrue during the deferment period.

Loan Forgiveness: Borrower may apply to Lender for forgiveness of the amount due on this loan in an amount equal to the sum of the following costs incurred by Borrower during the 8-week period beginning on the date of first disbursement of this loan:

a. Payroll costs
b. Any payment of interest on a covered mortgage obligation (which shall not include any prepayment of or payment of principal on a covered mortgage obligation)
c. Any payment on a covered rent obligation
d. Any covered utility payment

The amount of loan forgiveness shall be calculated (and may be reduced) in accordance with the requirements of the Paycheck Protection Program, including the provisions of Section 1106 of the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) (P.L. 116-136). Not more than 25% of the amount forgiven can be attributable to non-payroll costs.

Maturity: This Note will mature two years from date of first disbursement of this loan.

Repayment Terms: The interest rate on this Note is one percent per year. The interest rate is fixed and will not be changed during the life of the loan.

Borrower must pay principal and interest payments in the amount of **$27,475.82** each and every month beginning SIX MONTHS from the month this Note is dated; payments must be made on the first calendar day in the months they are due. Lender will apply each installment payment first to pay interest accrued to the day Lender received the payment, then to bring principal current, and will apply any remaining balance to reduce principal.

Loan Prepayment: Notwithstanding any provision in this Note to the contrary:
Borrower may prepay this Note at any time without penalty. Borrower may prepay 20 percent or less of the unpaid principal balance at any time without notice. If Borrower prepays more than 20 percent and the Loan has been sold on the secondary market, Borrower must: a. Give Lender written notice; b. Pay all accrued interest; and c. If the prepayment is received less than 21 days from the date Lender received the notice, pay an amount equal to 21 days interest from the date lender received the notice, less any interest accrued during the 21 days and paid under b. of this paragraph. If Borrower does not prepay within 30 days from the date Lender received the notice, Borrower must give Lender a new notice.

Non-Recourse. Lender and SBA shall have no recourse against any individual shareholder, member or partner of Borrower for non-payment of the loan, except to the extent that such shareholder, member or partner uses the loan proceeds for an unauthorized purpose.

The undersigned agrees, upon request of the Lender, to promptly (not later than 7 days after Lender's request) and fully cooperate in

the correction, if necessary in the reasonable discretion of the Lender, of any and all loan closing documents so that all documents accurately describe the loan between the Borrower(s) and the Lender. The correction may be deemed necessary to enable Lender to sell, convey, seek a guaranty or obtain insurance for, or market said loan to any purchaser, including but not limited to any investor or institution.

4. DEFAULT: Borrower is in default under this Note if Borrower does not make a payment when due under this Note, or if Borrower:
Fails to do anything required by this Note and other Loan Documents;
Does not disclose, or anyone acting on their behalf does not disclose, any material fact to Lender or SBA;
Makes, or anyone acting on their behalf makes, a materially false or misleading representation to Lender or SBA.

5. LENDER'S RIGHTS IF THERE IS A DEFAULT: Without notice or demand and without giving up any of its rights, Lender may:
Require immediate payment of all amounts owing under this Note;
Collect all amounts owing from any Borrower;
File suit and obtain judgment.

6. LENDER'S GENERAL POWERS: Without notice and without Borrower's consent, Lender may:
Incur expenses, including reasonable attorney's fees, to collect amounts due under this Note and otherwise enforce the terms of this Note or any other Loan Document. If Lender incurs such expenses, it may demand immediate repayment from Borrower or add the expenses to the principal balance;
Release anyone obligated to pay this Note.

WHEN FEDERAL LAW APPLIES: *When SBA is the holder, this Note will be interpreted and enforced under federal law, including SBA regulations. Lender or SBA may use state or local procedures for filing papers, recording documents, giving notice, foreclosing liens, and other purposes. By using such procedures, SBA does not waive any federal immunity from state or local control, penalty, tax, or liability. As to this Note, Borrower may not claim or assert against SBA any local or state law to deny any obligation, defeat any claim of SBA, or preempt federal law.*

7. SUCCESSORS AND ASSIGNS: Under this Note, Borrower and Operating Company include the successors of each, and Lender includes its successors and assigns.

8. GENERAL PROVISIONS:
Borrower must sign all documents necessary at any time to comply with the Loan Documents. Lender may exercise any of its rights separately or together, as many times and in any order it chooses. Lender may delay or forgo enforcing any of its rights without giving up any of them.
Borrower may not use an oral statement of Lender or SBA to contradict or alter the written terms of this Note.
If any part of this Note is unenforceable, all other parts remain in effect.
To the extent allowed by law, Borrower waives all demands and notices in connection with this Note, including presentment, demand, protest, and notice of dishonor. Borrower also waives any defenses based upon any claim that Lender did not obtain any guarantee.

BORROWER'S NAME(S) AND SIGNATURE(S):
By signing below, each individual or entity becomes obligated under this Note as Borrower and certifies that during the period beginning on February 15, 2020 and ending on December 31, 2020, the Borrower has not, and will not, receive another loan under the Paycheck Protection Program.

BORROWER: Rekor Recognition Systems, Inc

DocuSigned by:

By: Bernard Schott III

C3F4664F08494D1...

Bernard Schott Director, FP&A